Exhibit 10.9

SEQLL, Inc.

2014 Equity INCENTIVE PLAN

Stock Option Award

Dear _________,

You have been granted an option (an “Option”) to purchase shares of common stock of SeqLL, Inc., a Delaware corporation (the “Company”), which is subject to the terms of the SeqLL, Inc. 2014 Equity Incentive Plan (the “Plan”) and this Stock Option Award Agreement (this “Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	______________, 2018

Number of Option Shares:	_______________

Type of Option:	☐ Incentive Stock Option ☐ Nonqualified Stock Option

Exercise Price per Share:	U.S. $____________

Vesting Schedule:

Your Option will vest according to the following schedule, provided that you at all times have a Service Relationship with Company or an Affiliate from the Grant Date through the applicable vesting date:

[●]% will vest on ________________________

[●]% will vest on ________________________

[●]% will vest on ________________________

Except as otherwise provided in this Agreement or in the Plan, if you experience a Termination Event prior to the date the Option is vested (as described above), you will forfeit the unvested portion of your Option.

Expiration:

This Option shall expire at, and cannot be exercised after, the close of business on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”), unless terminated earlier pursuant to the terms of this Agreement or the Plan. Upon termination or expiration of this Option, all your rights hereunder shall cease.

Exercise:	You may exercise this Option only to the extent it is vested and has not expired or terminated. To exercise your Option, you must follow the procedures established by the Company, which may include exercising by electronic means.

Issuance of Shares:	As soon as practical after exercise, the Company shall issue certificates in the Optionee’s name or make an appropriate book entry for such number of Shares purchased pursuant to the Option.

Termination of Employment:	If you experience a Termination Event, your Option will be treated in accordance with Section 13 of the Plan.[1]

Sale Event:	Upon a Sale Event, your Option will be treated in accordance with Section 4 of the Plan.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of Shares underlying your Option unless and until Shares are issued to you upon exercise of this Award.

Restrictions on Transfer:	Except as provided in the Plan, during your lifetime, this Award is only exercisable by you. Any attempt to transfer this Award other than in accordance with the terms of the Plan shall be null and void.

Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the grant, vesting, or exercise of your Award or disposition of any Shares acquired under your Award results in income to you for national, federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

At the Committee’s discretion, you may be able to satisfy all or a portion of the withholding obligations arising in connection with this Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise due to you upon exercise of your Option or (ii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rate associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

Electronic Communications:	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company. You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

1 Currently, this is drafted so that options will be treated under the terms of the plan (which, is all unvested are forfeited; have 1 year to exercise in the case of death or disability, and 3 months for all other terminations. If they are terminated for Cause, they would forfeit all options (including vested). We can, however, revise this to provide an alternative treatment on an employee-by-employee basis.

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Miscellaneous:

•     This Award is expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

•     Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company. However, the Committee may modify or amend this Award in certain circumstances without your consent as permitted by the Plan.

•     The grant of this Award does not provide you with any right to continued employment or service with the Company or any Affiliate.

•     By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

•     This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

SeqLL, Inc.

[Name]
[Title]

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